AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment"), dated as of November 13, 1995, by and among Storage Equities, Inc. ("SEI"), a California corporation, Public Storage, Inc. ("PSI"), a California corporation, and Public Storage Management, Inc. ("PSMI"), a California corporation.

                                   RECITALS

               A. The parties have entered into an Agreement and Plan of Reorganization as of June 30, 1995 (the "Agreement").

               B. Section 8.3(q) of the Agreement provides, as a condition to closing, that SEI and the Special Committee receive an analysis demonstrating compliance immediately following the Merger with the "5/50 Rule" (as defined in the Agreement).

               C. In order to give greater assurance of such compliance, the parties believe that it is in their best interests and the best interests of their respective shareholders that the Agreement be modified as provided in this Amendment.

               D. In connection with the Merger (as defined in the Agreement), SEI, PSMI, PSI and the holders (the "Purchasers") of $68,000,000 aggregate outstanding principal amount of notes of PSMI expect to enter into Note Assumption and Exchange Agreements, dated as of November 13, 1995, pursuant to which the Purchasers and SEI will agree to modify and restate the terms of such notes in connection with the assumption of the obligations represented thereby by SEI, with such assumption and modification to be facilitated by means of the exchange of such notes for new notes to be issued by SEI.

               NOW, THEREFORE, the parties hereby agree as follows:

               1. Section 4.1(a) of the Agreement is hereby amended to read in its entirety as follows:

                     (a)   At the Effective Time, by virtue of
                     the Merger and without any action by
                     holders thereof, the PSMI Shares shall be converted into the right to receive 30,000,000 SEI Common Shares (subject to adjustment pursuant to Section 4.2) and 7,000,000 SEI Class B Shares (subject to the condition to issuance provided below). The SEI Common Shares shall be issued as of the Effective Time and the SEI Class B Shares shall be issued upon the later to occur of (i) January 2, 1996 or (ii) the date on which SEI shall have sold and issued securities providing a cumulative total of $50 million or more in additional shareholders' equity (exclusive of increases in shareholders' equity resulting from the Merger) from and after November 13, 1995. The SEI Shares shall be allocated among the PSMI Shareholders in such proportions as they shall agree.

               2. The first paragraph of Section 4.8(a) of the Agreement is hereby amended to read in its entirety as follows:

                     (a)   Upon issuance, the SEI Class B
                     Shares (the "Indemnification Shares")
                     shall be deposited in escrow with Wells
                     Fargo Bank, N.A., as escrow agent, or
                     such other party may be agreed upon by
                     the parties prior to Closing (the
                     "Indemnification Escrow Agent"), to be
                     held and administered in accordance with the terms and conditions of an Indemnification and an Escrow Agreement (collectively, the "Indemnification
                     Escrow Agreement").  The Indemnification
                     Shares shall be registered in the name of the PSMI Shareholders owning such shares and shall be accompanied by stock powers endorsed in blank.

               3. Section 8.3(r) of the Agreement is hereby amended to read in its entirety as follows:

                     (r)   The terms and covenants of any
                     indebtedness for which SEI shall become
                     obligated by virtue of the Merger shall
                     be satisfactory to SEI (in this regard,
                     SEI, PSMI, PSI and the Purchasers shall
                     have entered into one or more agreements in form and substance reasonably satisfactory to SEI providing for the assumption of the indebtedness represented by $68,000,000 aggregate outstanding principal amount of notes of PSMI and the exchange of such notes for new notes to be issued by SEI, or they shall have made other satisfactory arrangements regarding the assumption of such obligations by SEI).

               4. Other than as set forth in this Amendment, the Agreement shall remain in full force and effect, notwithstanding
   Section 10.7 of the Agreement.

               IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties set forth below.

                                         STORAGE EQUITIES, INC.,
                                         a California corporation


                                         By: /s/OBREN B. GERICH
                                             --------------------
                                             Obren B. Gerich
                                             Vice President


                                         PUBLIC STORAGE, INC.,
                                         a California corporation


                                         By: /s/B. WAYNE HUGHES
                                             --------------------
                                             B. Wayne Hughes
                                             President


                                         PUBLIC STORAGE MANAGEMENT, INC.,
                                         a California corporation


                                         By: /s/B. WAYNE HUGHES
                                             --------------------
                                             B. Wayne Hughes
                                             Director